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                     November 9, 2021

       Matthew Flemming
       Chief Executive Officer
       TRICCAR INC.
       220 Travis Street, Suite 501
       Shreveport, Louisiana 71101

                                                        Re: TRICCAR INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed July 20, 2021
                                                            File No. 000-30746

       Dear Mr. Flemming:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation